Exhibit 16.1




 Office of the Chief Accountant
 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C. 20549

 May 20, 2002

 Dear Sir/Madam:

 We have read Item 4 included in the Form 8-K dated May 20, 2002 of Home Products International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

 Very truly yours,



 /s/ Arthur Andersen LLP
 Arthur Andersen LLP



 Copy to:
 Mr. James Winslow
 Executive Vice President and Chief Financial Officer
 Home Products International, Inc.